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                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact: John F. Kenny, Jr.
         Executive Vice President and
         Chief Financial Officer
         (617) 535-4799

    IRON MOUNTAIN INCORPORATED ANNOUNCES PROPOSED $100 MILLION DEBT OFFERING


BOSTON, MA--December 16, 2002--Iron Mountain Incorporated (NYSE: IRM), the global leader in records and information management services, announced today a proposed public offering of $100 million in aggregate principal amount of Senior Subordinated Notes due 2015. The Company intends to use the net proceeds from the offering to fund its offer to purchase and consent solicitation relating to its outstanding 9-1/8% Senior Subordinated Notes due 2007, which was separately announced today, or to otherwise redeem the 9-1/8% notes, to repay outstanding borrowings under its revolving credit facility and for general corporate purposes, including future acquisitions. The exact terms and timing of the offering will depend upon market conditions and other factors.

The offering will be made only by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT IRON MOUNTAIN

Iron Mountain Incorporated was founded in 1951 as one of the first records management companies. Today, Iron Mountain is the global leader in records and information management services, providing services to over 150,000 customer accounts in 81 markets in the United States and 47 markets outside of the United States. Its diversified customer base includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company operates over 650 records management facilities in the United States, Canada, Europe, and Latin America. For more information, visit www.ironmountain.com.


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